Exhibit 10.9

MPG Office Trust, Inc.
355 South Grand Ave., Suite 3300
Los Angeles, California 90071

February 15, 2012

Ms. Jeanne M. Lazar
[Address]
[City], [State] [Zip Code]

Re:    Employment Terms

Dear Jeanne:

From and after April 2, 2012 (the “Effective Date”), MPG Office Trust, Inc. and MPG Office, L.P. (together, the “Company”) are pleased to offer you the following employment terms with the Company:

1.        Employment Period. Subject to the provisions for earlier termination provided in this letter, your employment shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on September 30, 2013 (the “Expiration Date”). Following the Expiration Date, your employment with the Company will automatically become “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

2.        Position, Duties and Responsibilities. As of the Effective Date, the Company will employ you as Vice President, Chief Accounting Officer. In the capacity of Vice President and Chief Accounting Officer, you will have such duties and responsibilities as are assigned to you by the Company’s Chief Executive Officer. Your duties may be changed from time to time by the Company, consistent with your position. You will work at our offices located in KPMG Tower, 355 South Grand Avenue, Los Angeles, CA 90071, except for travel to other locations as may be necessary to fulfill your responsibilities. Subsequent to the Effective Date, you may be relocated to another Company property. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this letter.

3.        Base Compensation. During your employment with the Company, the Company will pay you a base salary of $245,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment.

Jeanne M. Lazar
February 15, 2012

4.        Bonuses. In addition to the base salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated employees of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company’s Chief Executive Officer and/or Compensation Committee in accordance with the terms of such bonus plan as in effect from time to time. Provided that you remain employed by the Company through May 31, 2012, you will be entitled to receive an additional one-time, lump sum cash signing bonus of $10,000.

5.        Benefits and Vacation. You will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof. You will also be eligible for medical, dental, vision and life insurance benefits to the extent applicable generally to other similarly situated employees of the Company, provided you have no health condition which could significantly affect premiums or the ability to obtain insurance. In addition, you will be eligible for other standard benefits, such as sick leave, vacations and holidays to the extent applicable generally to other similarly situated employees of the Company.

6.        Confidential and Proprietary Information. As a condition of your employment with the Company, you agree that during the term of your employment and any time thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning MPG Office Trust, Inc., MPG Office, L.P., MPG Office Trust Services, Inc., their respective subsidiaries or affiliates (collectively, the “MPG Office Trust Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the MPG Office Trust Group any originals or copies of documents or other materials maintained in the ordinary course of business of the MPG Office Trust Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the MPG Office Trust Group is involved or contemplating.

7.        Non-Solicitation. You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the MPG Office Trust Group to terminate their employment, agency, or other relationship with the MPG Office Trust Group or such member or to render services for or transfer their business from the MPG Office Trust Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

8.        Termination Without Cause.

(a)        Severance Payment. Subject to the provisions below, if, during the Employment Period, you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) prior to the Expiration Date by reason of a termination of your employment by the Company without Cause (as defined below),

Jeanne M. Lazar
February 15, 2012

then, in addition to any other amounts payable to you through the date of termination of your employment, the Company will pay you a lump-sum cash severance payment within 10 business days after the effective date of the applicable Release (as defined below), with the exact payment date to be determined by the Company in its discretion, in an amount equal to the remaining base salary due under Section 3 above through the Expiration Date. To the extent you incur a Separation from Service solely due to expiration of the Employment Period on the Expiration Date, you will not be entitled to the severance payment contemplated by this Section 8(a), but will be eligible for any severance payments that you would otherwise receive pursuant to the Company’s severance policies then in effect for at-will employees, as determined by the Company’s Chief Executive Officer and/or Compensation Committee.

(b)        Severance Conditions and Other Provisions. Notwithstanding the foregoing, in no event shall you or your estate or beneficiaries be entitled to any such payments set forth in Section 8(a) above upon any termination of your employment by reason of your total and permanent disability or your death. In no event shall a termination of your employment by reason of the expiration of the Employment Period or the Company’s election not to extend or renew the Employment Period constitute a termination of your employment by the Company without Cause. You shall not be required to mitigate the amount of any severance that may be payable to you under Section 8(a) by seeking other employment following a termination of your employment with the Company. Notwithstanding the foregoing, in no event shall payment of the amounts provided for in Section 8(a) be required to be made unless you execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company (the “Release”) within 21 days (or, to the extent required by applicable law, 45 days) following your Separation from Service and you not revoke such Release within seven days thereafter.

(c)        Definition of Cause. For purposes of this letter, “Cause” shall mean:

(i)    your continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness);

(ii)    significant and intentional breach of any of the Company’s policies;

(iii)    your willful commission of an act of fraud or dishonesty;

(iv)    an act of embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Company;

(v)    willful conduct by you that is materially injurious to the Company, monetarily or otherwise;

(vi)    a willful breach by you of your fiduciary duty to the Company and/or intentional damage to Company assets; or

(vii)    your material breach of the covenants set forth in this letter, including but not limited to the confidentiality and non-solicitation provisions set forth in Sections 6 and 7 above.

Jeanne M. Lazar
February 15, 2012

For purposes of this provision, the determination of whether an action will be considered “willful” or “intentional” is to be made by the Company’s Chief Executive Officer and/or Compensation Committee acting in good faith. “Cause” also includes any of the above grounds for termination regardless of whether the Company learns of it before or after your Separation from Service.

9.        Company Rules and Regulations. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook, Code of Business Conduct and Ethics, Insider Trading Policy or as otherwise promulgated.

10.        Payment of Financial Obligations. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter may be allocated to the Company, MPG Office Trust, Inc. and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Company’s Employee Sharing and Expense Allocation Agreement, as in effect from time to time.

11.        Section 409A. To the extent applicable, this letter shall be interpreted and applied consistent and in accordance with Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding any provision of this letter to the contrary, if the Company determines that any compensation or benefits payable under this letter may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 11 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

12.        Withholding. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.        Proof of Right to Work. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

14.        Entire Agreement. As of the Effective Date, this letter and the employment terms set forth herein comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof.

15.        Choice of Law. This letter (including any claim or controversy arising out of or relating to this letter) shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to conflict of law principles that would result in the application of any law other than the law of the State of California).

Jeanne M. Lazar
February 15, 2012

16.        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at your most recent address on the records of the Company

If to the Company:

MPG Office Trust, Inc.
355 South Grand Avenue, Ste. 3300
Los Angeles, CA 90071
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

17.    Counterparts. This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

Please confirm your agreement to the foregoing by signing and dating this letter in the space provided below and returning it to Jessie Maemori (Vice President – Human Resources).

MPG OFFICE TRUST, INC., a Maryland corporation

By:	/s/ JONATHAN ABRAMS
	Name:	Jonathan Abrams
	Title:	Executive Vice President & General Counsel

MPG OFFICE, L.P., a Maryland limited partnership

By: MPG Office Trust, Inc.
Its: General Partner

By:	/s/ JONATHAN ABRAMS
	Name:	Jonathan Abrams
	Title:	Executive Vice President & General Counsel

Accepted and Agreed, this 16th day of February 2012.

By:	/s/ JEANNE M. LAZAR
Jeanne M. Lazar